Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Monogram Biosciences, Inc.

at

$4.55 Net Per Share

Pursuant to the Offer to Purchase

Dated July 1, 2009

by

Mastiff Acquisition Corp.

a direct wholly-owned subsidiary of

Laboratory Corporation of America Holdings

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON WEDNESDAY JULY 29, 2009,

UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an offer to purchase, dated July 1, 2009 (the “offer to purchase”) and the related letter of transmittal (which, together with any amendments or supplements thereto, collectively constitute the “offer”) relating to the offer by Mastiff Acquisition Corporation, a Delaware corporation (the “Purchaser”) and direct wholly-owned subsidiary of Laboratory Corporation of America Holdings, a Delaware corporation (“LabCorp”), to purchase all outstanding shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Monogram Biosciences, Inc., a Delaware corporation (“Monogram”), at a purchase price of $4.55 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the offer to purchase.

Also enclosed is Monogram’s Solicitation/Recommendation Statement on Schedule 14D-9 dated July 1, 2009.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $4.55 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the offer to purchase.

2.	The offer is being made for all outstanding Shares not currently owned by LabCorp.

3.	The Monogram board of directors has unanimously: (i) determined that the merger agreement, the offer, the merger and the transactions contemplated thereby (each as defined herein) are fair to and in the best interests of Monogram and its stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the offer, the merger and the top-up option (as defined below); and (iii) recommended that Monogram’s stockholders accept the offer, tender their Shares to the Purchaser pursuant to the offer, and, if required by applicable law, adopt the merger agreement.

4.	The offer is being made according to the Agreement and Plan of Merger, dated as of June 22, 2009 (the “merger agreement”), by and among LabCorp, the Purchaser and Monogram under which, following the completion of the offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Monogram, with Monogram surviving the merger as a direct wholly-owned subsidiary of LabCorp (the “merger”). As of the effective time of the merger, each outstanding Share (other than Shares that are owned by LabCorp, the Purchaser or any other wholly-owned subsidiary of LabCorp or Shares owned by Monogram or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the offer price in cash, without interest, as set forth in the merger agreement and described in the offer to purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON WEDNESDAY, JULY 29, 2009 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	The offer is not subject to any financing condition. The offer is conditioned on, among other things, there being validly tendered in the offer and not properly withdrawn before the expiration of the offer, a number of Shares that, together with the Shares beneficially owned by LabCorp or the Purchaser, if any, represents at least a majority of the sum of (i) all Shares then outstanding, and (ii) all Shares issuable upon the exercise, conversion or exchange of any outstanding Monogram stock options, warrants, convertible notes, stock appreciation rights, restricted stock units, or other rights to acquire Shares then outstanding (other than options with an exercise price, adjusted for any associated contingent value rights payments, that is greater than the offer price) whether or not then vested (the “Minimum Condition”). The offer is also subject to the satisfaction of certain other conditions set forth in this offer to purchase, including, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Condition”), (ii) the absence of any legal restraint preventing or prohibiting the consummation of the offer or merger and of any governmental authority instituting any proceeding seeking such a restraint, which restraint or proceeding has not been vacated, withdrawn or overturned, (iii) the accuracy of representations and warranties (subject to certain qualifications set forth in the merger agreement), (iv) the compliance with certain covenants under the merger agreement, (v) the absence of the occurrence and continuance of a Company Material Adverse Effect (as defined in the merger agreement) and (vi) the absence of any banking moratorium in the United States or the State of New York (the “Banking Moratorium Condition”). See Section 14—”Conditions of the Offer” for a description of other conditions to the consummation of the offer.

7.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below), D.F. King & Co., Inc., the Information Agent for the offer, or Greenhill & Co., LLC, the Dealer Manager, or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of Shares by the Purchaser in the offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the letter of transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for Shares accepted for payment in the offer will in all cases be made only after timely receipt by American Stock Transfer & Trust Company (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the offer to purchase), (b) a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the offer to purchase, an Agent’s Message (as defined in the offer to purchase) in lieu of a letter of transmittal), and (c) any other documents required by the letter of transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the offer in any jurisdiction and extend the offer to holders of such Shares in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Monogram Biosciences, Inc.

by

Mastiff Acquisition Corporation

a direct wholly-owned subsidiary of

Laboratory Corporation of America Holdings

The undersigned acknowledge(s) receipt of your letter, the offer to purchase, dated July 1, 2009 (the “offer to purchase”), and the related letter of transmittal relating to shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Monogram Biosciences, Inc., a Delaware corporation (“Monogram”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the offer to purchase and related letter of transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares

(Signature(s))

ACCOUNT NUMBER:	Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number
Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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